Exhibit 99.1

LNB Bancorp Receives Preliminary Approval for $25.2 Million Investment under U.S. Treasury’s TARP Program

LORAIN, Ohio--(BUSINESS WIRE)--November 20, 2008--LNB Bancorp, Inc. (NASDAQ: LNBB) announced today that it has received preliminary approval for a $25.2 million investment from the U.S. Treasury Department under the TARP Capital Purchase Program. The closing of the anticipated investment is subject to standard closing conditions and the execution of definitive agreements.

The TARP Capital Purchase Program is a voluntary program designed to help healthy institutions build capital to support the U.S. economy by increasing the flow of financing to businesses and consumers.

Under the TARP Capital Purchase Program, LNB Bancorp intends to sell approximately $25.2 million of its preferred stock and related warrants to the Treasury. The TARP investment, which LNB anticipates will close by the end of the year, will further strengthen LNB’s balance sheet and bolster the bank’s capital ratios, which already exceed the industry’s well-capitalized standards.

“We are gratified that the Treasury Department selected LNB to participate in this important program, which we believe enhances our lending capability and our longstanding community bank commitment to serve the communities and customers in our markets,” said Daniel E. Klimas, president and chief executive officer of LNB Bancorp.

“The Treasury’s investment offers us an excellent opportunity to build upon our already strong, well-capitalized position,” said Klimas. “We look forward to using the additional capital to further invest in the growth and economic recovery of our communities.”

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $1.1 billion financial holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 21 retail-banking locations and 29 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. Brokerage services are provided by the bank through an agreement with Investment Centers of America. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar expressions, are forward-looking in nature. Actual results and events may differ materially from those expressed or anticipated as a result of risks and uncertainties which include fluctuations in interest rates, changes in trade, monetary or fiscal policy, continued disruption in the fixed income markets, adverse capital markets conditions, continued disruption in the housing markets and related conditions in the financial markets, inflation, changes in government, regulatory practices, requirements or expectations and changes in general economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operations, particularly in light of the recent consolidation of competing financial institutions, as well as the risks and uncertainties described from time to time in LNB Bancorp’s reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
For LNB Bancorp, Inc.
W. John Fuller, 216-978-7643